Exhibit 1


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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                        SUNSHINE ACQUISITION CORPORATION,


                           SUNSHINE MERGER CORPORATION


                                       and


                             SS&C TECHNOLOGIES, INC.


                            Dated as of July 28, 2005




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                                TABLE OF CONTENTS



ARTICLE I. THE MERGER.......................................................1

      SECTION 1.01   The Merger.............................................1
      SECTION 1.02   Closing................................................1
      SECTION 1.03   Effective Time.........................................2
      SECTION 1.04   Effect of the Merger...................................2
      SECTION 1.05   Certificate of Incorporation; Bylaws...................2
      SECTION 1.06   Directors and Officers.................................2

ARTICLE II. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..............2

      SECTION 2.01   Conversion of Securities...............................2
      SECTION 2.02   Exchange of Certificates...............................3
      SECTION 2.03   Stock Transfer Books...................................5
      SECTION 2.04   Options and Warrants...................................5
      SECTION 2.05   Dissenting Shares......................................6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................6

      SECTION 3.01   Organization and Qualification.........................7
      SECTION 3.02   Certificate of Incorporation and Bylaws................7
      SECTION 3.03   Capitalization.........................................7
      SECTION 3.04   Authority Relative to This Agreement...................9
      SECTION 3.05   No Conflict; Required Filings and Consents.............9
      SECTION 3.06   Permits; Compliance...................................10
      SECTION 3.07   SEC Filings; Financial Statements; Undisclosed
                     Liabilities...........................................11
      SECTION 3.08   Affiliate Transactions................................12
      SECTION 3.09   Absence of Certain Changes or Events..................12
      SECTION 3.10   Absence of Litigation.................................13
      SECTION 3.11   Employee Benefit Plans................................13
      SECTION 3.12   Labor and Employment Matters..........................15
      SECTION 3.13   Real Property.........................................15
      SECTION 3.14   Intellectual Property.................................16
      SECTION 3.15   Taxes.................................................18
      SECTION 3.16   Environmental Matters.................................19
      SECTION 3.17   Specified Contracts...................................19
      SECTION 3.18   Insurance.............................................22
      SECTION 3.19   Board Approval; Vote Required.........................22
      SECTION 3.20   Opinions of Financial Advisors........................23
      SECTION 3.21   Brokers...............................................23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO.........23


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      SECTION 4.01   Corporate Organization................................23
      SECTION 4.02   Certificate of Incorporation and Bylaws...............23
      SECTION 4.03   Authority Relative to This Agreement..................23
      SECTION 4.04   No Conflict; Required Filings and Consents............24
      SECTION 4.05   Absence of Litigation.................................24
      SECTION 4.06   Operations of Merger Co...............................25
      SECTION 4.07   Financing.............................................25
      SECTION 4.08   Guarantee.............................................25
      SECTION 4.09   Brokers...............................................25
      SECTION 4.10   Ownership of Company Common Stock.....................25

ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER..........................26

      SECTION 5.01   Conduct of Business by the Company Pending the
                     Merger................................................26

ARTICLE VI. ADDITIONAL AGREEMENTS..........................................29

      SECTION 6.01   Proxy Statement; Other Filings........................29
      SECTION 6.02   Company Stockholders' Meeting.........................30
      SECTION 6.03   Access to Information; Confidentiality................31
      SECTION 6.04   Acquisition Proposals.................................31
      SECTION 6.05   Directors' and Officers' Indemnification and
                     Insurance.............................................34
      SECTION 6.06   Employee Benefits Matters.............................35
      SECTION 6.07   Notification of Certain Matters.......................36
      SECTION 6.08   Financing.............................................36
      SECTION 6.09   Further Action; Reasonable Best Efforts...............38
      SECTION 6.10   Public Announcements..................................38
      SECTION 6.11   Resignations..........................................38

ARTICLE VII. CONDITIONS TO THE MERGER......................................39

      SECTION 7.01   Conditions to the Obligations of Each Party...........39
      SECTION 7.02   Conditions to the Obligations of Parent and
                     Merger Co.............................................39
      SECTION 7.03   Conditions to the Obligations of the Company..........40

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER............................41

      SECTION 8.01   Termination...........................................41
      SECTION 8.02   Effect of Termination.................................42
      SECTION 8.03   Fees and Expenses.....................................42
      SECTION 8.04   Amendment.............................................44
      SECTION 8.05   Waiver................................................44

ARTICLE IX. GENERAL PROVISIONS.............................................44

      SECTION 9.01   Non-Survival of Representations, Warranties and
                     Agreements............................................44
      SECTION 9.02   Notices...............................................44
      SECTION 9.03   Certain Definitions...................................45


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      SECTION 9.04   Severability..........................................50
      SECTION 9.05   Entire Agreement; Assignment..........................50
      SECTION 9.06   Parties in Interest...................................50
      SECTION 9.07   Governing Law.........................................51
      SECTION 9.08   Specific Performance; Submission to Jurisdiction......51
      SECTION 9.09   Waiver of Jury Trial..................................51
      SECTION 9.10   Headings..............................................52
      SECTION 9.11   Counterparts..........................................52

      AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2005 (this "Agreement"), between SUNSHINE ACQUISITION CORPORATION, a Delaware corporation ("Parent"), SUNSHINE MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Co"), and SS&C Technologies, Inc., a Delaware corporation (the "Company").

      WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Co deem it in the best interests of their respective stockholders to consummate the merger (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the "Company Board"), recommended that this Agreement be adopted by the Company's stockholders);

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Co's willingness to enter into this Agreement, William C. Stone (the "Principal Stockholder"), the Company, Parent and Merger Co will enter into a voting agreement (the "Voting Agreement"), pursuant to which, among other things, the Principal Stockholder will agree to vote his Shares (as defined herein) in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in the Voting Agreement; and

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Co to enter into this Agreement, the Principal Stockholder is entering into a Contribution and Subscription Agreement with Parent (the "Contribution Agreement"), pursuant to which the Principal Stockholder will exchange a portion of his Shares for shares of capital stock of Parent immediately prior to the Effective Time (as defined herein).

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Co and the Company hereby agree as follows:


                                   ARTICLE I.
                                   THE MERGER

      SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 11:00 a.m., New York time, on a date no later than the last day of the first period of ten consecutive business days following the Stockholder Approval, which date shall be specified by Parent on no less than three business days' notice to the Company, at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, NY, 10022-4834, unless another time, date and/or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the "Closing Date").

      SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

      SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

      SECTION 1.05 Certificate of Incorporation; Bylaws. (a) At the
Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

            (b) At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      SECTION 1.06 Directors and Officers. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

                                   ARTICLE II.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Co, the Company or the holders of any of the following securities:

            (a) Conversion of Company Common Stock. Each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"; all issued and


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outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $37.25 in cash, without interest (the "Merger Consideration"), payable upon surrender in the manner provided in
Section 2.02 of the certificate that formerly evidenced such Share.

            (b) Cancellation of Treasury Stock and Parent and Merger Co-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Co or any direct or indirect wholly owned subsidiary of Parent or Merger Co or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (c) Capital Stock of Merger Co. Each share of common stock, par value $.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

            (d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

      SECTION 2.02 Exchange of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the "Paying Agent"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. Simultaneously with the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.


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

            (b) Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within four business days following the Effective Time, the Company shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II.

            (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, other than the right to receive any dividend or distribution with respect to the Shares evidenced by such certificates with a record date prior to the Effective Time, and except as otherwise provided herein or by Law.

            (d) Exchange Fund for Dissenting Shares. Any portion of the Exchange Fund deposited with the Paying Agent pursuant to Section 2.02(a) to pay for Shares that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand following the filing of a petition for appraisal of the Shares with the Delaware Court of Chancery; provided, however, that Parent and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder's rights to appraisal of such Shares under Section 262 of the DGCL ("Section 262").

            (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration.


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

            (f) No Liability. None of the Paying Agent, Parent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

            (g) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be.

            (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to
Section 2.01(a).

      SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

      SECTION 2.04 Options and Warrants. (a) Except as otherwise agreed by Parent and the Company prior to the Effective Time, immediately prior to the Effective Time, all options to purchase shares of Company Common Stock (the "Company Stock Options") granted under any plan, arrangement or agreement (the "Company Stock Option Plans") set forth in Section 3.03(a)(i) of the disclosure schedule delivered by the Company to Parent and Merger Co concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), whether or not then exercisable, shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, as soon as reasonably practicable after the Effective Time (but in no event later than five business days following the Closing Date), a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. The


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

Company agrees to take any and all actions necessary (including any action reasonably requested by Parent) to effectuate immediately prior to the Effective Time the cancellation of all Company Stock Options.

            (b) Prior to the Effective Time, the Company shall take all actions necessary to ensure that, at the Effective Time, each warrant then outstanding to purchase shares of Company Common Stock (the "Company Warrants"), whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive as soon as reasonably practicable after the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Warrant, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. The Company shall take any and all actions reasonably requested by Parent to effectuate the cancellation of all Company Warrants at the Effective Time.

      SECTION 2.05 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands (and does not timely withdraw such demand) appraisal of such Shares (the "Dissenting Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder's Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262, or lost such stockholder's rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 2.02(b).

            (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Co that the statements contained in this Article III are true and correct, except as set forth in the SEC Reports (as defined below) filed after December 31, 2004 but before the date hereof (other than disclosures set forth in the "Management's Discussion and Analysis of Financial Condition and Results of Operations- Certain Factors That May Affect Future Operating Results" section of the Form 10-K filed by the Company for the fiscal period ended December 31, 2004) and in the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

      SECTION 3.01 Organization and Qualification(a) . Each of the Company and each subsidiary of the Company (each, a "Subsidiary") is a corporation, limited company, limited partnership, limited liability company or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited company, partnership, limited liability company or other business entity (as the case may be) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each Subsidiary set forth on Section 3.01 of the Company Disclosure Schedule (each, a "Material Subsidiary") is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

      SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws (or similar organizational documents), each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation and Bylaws (or similar organizational documents) are in full force and effect.

      SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of June 30, 2005 (the "Capitalization Date"), (i) 23,485,566 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 8,445,525 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Subsidiaries, (iv) 5,845,822 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options), (v) 347,629 shares of Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan (the "ESPP" and, together with the Company Stock Option Plans, the "Company Stock Plans"), and
(vi) 140,000 shares of Company Common Stock were reserved for issuance under the Company Warrants. Since the Capitalization Date through the date of this Agreement, other than


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

in connection with the issuance of Shares pursuant to the exercise of Company Stock Options and Company Warrants outstanding as of the Capitalization Date and set forth in Section 3.03(a)(i) of the Company Disclosure Schedule, there has been no change in the number of Shares of outstanding or reserved capital stock of the Company or the number of outstanding Company Stock Options or Company Warrants. Section 3.03(a)(i) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, each Company Stock Option and other right to purchase or receive Shares under the Company Stock Plans, each Company Warrant, the expiration date and the exercise price of each such Company Stock Option, Company Warrant or right (including whether the exercise price was less than the fair market value of the underlying Shares on the date of grant) and the number of Shares issuable under each Company Stock Option, Company Warrant or right.
Section 3.03(a)(ii) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, the amount of contributions made to the ESPP through such date and the total amount of contributions that are permitted to be made to the ESPP through September 30, 2005.

            (b) Except as set forth in Section 3.03(a), there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company or any Subsidiary, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary or to vote or to dispose of any shares of capital stock or equity interests of the Company or any Subsidiary. Except for the Voting Agreement and except as set forth in Section 3.03(b) of the Company Disclosure Schedule, none of the Company or any Subsidiary is a party to any stockholders' agreement, voting trust agreement or registration rights agreement relating to any equity securities or equity interests of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or paid from March 4, 2005 through the date of this Agreement. All of the Shares have been issued by the Company in compliance with applicable federal securities Laws. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company's stockholders may vote.

            (c) Each outstanding share of capital stock (or other unit of equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and was issued free of preemptive (or similar) rights, and each such share or unit (other than directors' qualifying shares, in the case of non-United States Subsidiaries that are not Material Subsidiaries or Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act), that total no more than 1% of the outstanding shares of any such Subsidiary) is owned by the Company, by one or more wholly owned Subsidiaries, or by the Company and one or more wholly owned Subsidiaries, free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 3.03(c) of the Company Disclosure Schedule.

            (d) Section 3.03(d) of the Company Disclosure Schedule also lists any and all Persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of greater than 1% but less than 50% (collectively, the "Investments"). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

      SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the "Other Transactions"). Assuming the accuracy of Parent's representations and warranties in Section 4.10, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the then-outstanding shares of Company Common Stock entitled to vote thereon and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Co, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity.

      SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or Bylaws of the Company (or similar organizational documents of any Subsidiary), (ii) assuming that all consents, approvals and other authorizations described in

Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any U.S. federal, state or local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in
Section 3.05(a)(iii) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a material benefit under, give rise to a material obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a "Contract") to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local or government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the competition or merger control Laws of any other applicable jurisdiction, (iii) the notification requirements of the Investment Canada Act ( R.S. 1985, c. 28 (1st Supp.), as amended (the "ICA"), (iv) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement") and a Schedule 13E-3 of the Company relating to the Merger (the "Schedule 13E-3"), (v) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ National Market, (vi) the filing of appropriate merger documents as required by the DGCL and (vii) such consents, approvals, authorizations or permits, or such filings or notifications, the failure of which to obtain or make has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

      SECTION 3.06 Permits; Compliance. (a) Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") and no default has occurred under any such Company Permit, and, to the knowledge of the Company, no written notice of violation has been received from any Governmental Authority, except where the failure to have, or the suspension or cancellation of, or defaults under, or violations of, any Company Permit have not had, and would not reasonably be expected to have, a Company Material Adverse

Effect. As of the date hereof, to the knowledge of the Company, neither it nor any Subsidiary has received any written notification from any Governmental Authority threatening to revoke any such Person's Company Permit, the revocation of which Company Permit would have, or would reasonably be expected to have, a Company Material Adverse Effect.

            (b) Each of the Company and each Subsidiary is, and at all times since January 1, 2000, has been, in compliance with any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and has not received written notice of any violation of any such Law, except such instances of non-compliance and such violations as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

            (c) The Company has made all certifications and statements required by the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") with respect to the Company's filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange
Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.

            (d) The Company has established and maintains a system of internal accounting control sufficient to comply, in all material respects, with all legal and accounting requirements applicable to the Company. The Company has disclosed, based on its most recent evaluation of internal controls, to the Company's auditors and its audit committee (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information, and (B) any material fraud known to the Company that involves management or other employees who have a significant role in internal control over financial reporting. To the knowledge of the Company, the Company has not received a complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices.

      SECTION 3.07 SEC Filings; Financial Statements; Undisclosed Liabilities(a). (a) The Company has filed all forms, reports, statements, schedules, certifications and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, the "SEC Reports"). The SEC Reports (including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) at the time they were filed complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is or has been required to file any form, report, statement, schedule, certification or other document with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and the requirements of Regulation S-X under the Securities Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of pro forma financial statements, to the qualifications stated therein). All of the Subsidiaries are consolidated for accounting purposes.

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2005, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto, except for liabilities and obligations (i) contemplated by this Agreement, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since March 31, 2005, (iii) set forth in Section 3.07(c) of the Company Disclosure Schedule or (iv) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date hereof, the aggregate amount of all Indebtedness of the Company and its Subsidiaries (other than any Indebtedness owed by the Company to any Subsidiary or any Subsidiary to the Company or another Subsidiary) does not exceed $75,000,000.

      SECTION 3.08 Affiliate Transactions. Except as set forth in the SEC Reports or contemplated by this Agreement, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      SECTION 3.09 Absence of Certain Changes or Events. From March 31, 2005 through the date of this Agreement, there has not occurred any Company Material Adverse Effect or any event, circumstance, development, change or effect that would reasonably be expected to have a Company Material Adverse Effect. Since March 31, 2005, and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and (b) except as set forth in Section 3.09(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has taken any action or agreed to take any action that would be prohibited by clauses (a) through (q) of Section 5.01 if taken after the date hereof.

      SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an "Action") pending or, to the knowledge of the Company, overtly threatened, against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

      SECTION 3.11 Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the "Plans"). The Company has made available to Merger Co a true and complete copy (where applicable) of (i) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (ii) each trust or funding arrangement prepared in connection with each such Plan, (iii) the most recently filed annual report on Internal Revenue Service ("IRS") Form 5500 or any other annual report required by applicable Law,
(iv) the most recently received IRS determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan. Neither the Company nor any Subsidiary has any plan or commitment to establish any new material Plan or to materially modify any Plan.

            (b) None of the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an "ERISA Affiliate"), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a "Multiemployer Plan"); or
(iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). No Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). No payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company or any Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any Subsidiary may be characterized as an "excess parachute payment," as such term is defined in
Section 280G of the United States Internal Revenue Code of 1986, as amended (the "Code").

            (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

            (d) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (ii) except as set forth on Section 3.11(d) of the Company Disclosure Schedule, no Plan provides post-termination benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination benefits other than for health care continuation as required by
Section 4980B of the Code or any similar statute.

            (e) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened, except for those that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

            (f) Without limiting the representations set forth in Section 3.11(a) through (e), with respect to each Plan that is not subject to United States Law (a "Foreign Benefit Plan"), except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iv) each Foreign Benefit Plan is in compliance with all applicable Laws; and (v) no Foreign Benefit Plan is a registered pension plan for purposes of applicable Canadian Law.

      SECTION 3.12 Labor and Employment Matters. Neither the Company nor any Subsidiary is, or at any time has been, a party to any collective bargaining agreement or other labor union agreements applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened in writing. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee and (b) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees.

      SECTION 3.13 Real Property. (a) Neither the Company nor any Subsidiary owns any parcel of real property.

            (b) Section 3.13(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any Subsidiary that is currently used in and material to the conduct of the business of the Company and the Subsidiaries, taken as a whole (the "Leased Properties"), with any guaranty given by the Company or any Subsidiary in connection therewith. The Company or one of its Subsidiaries has a valid leasehold interest in all of the Leased Properties, free and clear of all Liens, except (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (collectively, "Permitted Liens"). True and complete copies of all agreements under which the Company or any of its Subsidiaries leases or subleases the Leased Properties (the "Leases") have been made available to Parent and Merger Co. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one of its Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable Lease relating thereto and Permitted Liens.

      SECTION 3.14 Intellectual Property. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the knowledge of the Company (i) the Company and its Subsidiaries own or have the valid right to use all the Intellectual Property (as defined below) used in, or necessary in, the conduct of the business of the Company and the Subsidiaries, and (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate ("Infringe") any copyrights, trademarks, service marks, trade names, confidential and proprietary information or patents of any third party. Except as has not had, and would not reasonably be expected to, have a Company Material Adverse Effect, no claim or demand has been given in writing to the Company or any Subsidiary that the conduct of the business of the Company or any Subsidiary Infringes upon or may Infringe upon the Intellectual Property rights of any third party (including any demand that the Company or a Subsidiary must license or refrain from using any Intellectual Property of a third party).

            (b) Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks and registered service marks, trademark and service mark applications, copyright registrations and applications, and patents and patent applications currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, "Scheduled Intellectual Property"). Each item listed on Section 3.14(b) of the Company Disclosure Schedule has been duly registered or application filed with the U.S. Patent and Trademark Office, Canadian Patent Office, or such other governmental or organizational authority. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all patent, copyright and trademark applications, renewals and other similar fees have been properly paid and are current, and all patent, copyright and trademark registrations and filings remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any portion of the Scheduled Intellectual Property. None of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.

            (c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to the Intellectual Property rights that are owned by the Company or any of its Subsidiaries (except for portions thereof that consist of embedded third-party products licensed from others) that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, "Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to make, use, offer for sale, sell, import, license and transfer products made in accordance with the Owned Intellectual Property and otherwise to exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. To the knowledge of the Company, no Person has or is engaged in any activity that has Infringed upon the Owned Intellectual Property in any material respect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any Person.

            (d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the knowledge of the Company, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements (collectively, the "Third Party Licenses") that will allow the continued operation of the Company's business consistent with past practice. Section 3.14(d) of the Company Disclosure Schedule sets forth a true and complete list of all third party software contained or embedded in the Owned Software (as defined below) that, if the Company or any of its Subsidiaries did not have the right to make, use, offer for sale, sell, import, license, transfer, sublicense, or otherwise exploit, would have, or could reasonably be expected to have, a Company Material Adverse Effect.

            (e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of confidential information, trade secrets and proprietary information under applicable Law. Without limitation, such reasonable actions have included requiring employees and consultants to enter into non-disclosure and intellectual property assignment agreements and, with respect to copyrights, waivers of moral rights to the extent that such employees or consultants have worked with or have developed any part of the Owned Intellectual Property. To the knowledge of the Company, (i) there has been no unauthorized disclosure of any material confidential information, trade secrets or proprietary information of the Company or any Subsidiary, and (ii) there has been no material breach of the Company's or any Subsidiary's security procedures wherein any material Company or Subsidiary confidential information, trade secrets or proprietary information has been disclosed to a third Person.

            (f) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to each item of Computer Software which is included in Owned Intellectual Property ("Owned Software"), the Company or a Subsidiary is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of the Owned Software. Other than pursuant to agreements entered into in the ordinary course of business, and except as set forth in
Section 3.14(f) of the Company Disclosure Schedule, no Person other than the Company and its Subsidiaries has any rights to make, use, offer for sale, sell, import, export, license, transfer, reproduce, prepare derivative works based upon, distribute copies of, perform, display, or otherwise exploit all or a portion of the Owned Software (except for portions thereof that may consist of embedded third-party products licensed from others) material to the business of the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have disclosed Owned Software source code to any other Person only pursuant to written confidentiality terms that reasonably protect the Company's or Subsidiary's rights in the Owned Software. To the knowledge of the Company, except as disclosed in accordance with agreements containing such confidentiality terms or escrow agents pursuant to valid source code escrow agreements, no Person other than the Company and the Subsidiaries is in possession of, or has rights in, any source code for Owned Software. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Subsidiary is obligated to operate in accordance with any outsourcing agreement or to support or maintain any of the Owned Software except pursuant to agreements that provide for periodic payments to the Company or a Subsidiary for such services or pursuant to warranty obligations.

            (g) For purposes of this Agreement, "Intellectual Property" means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries), (ii) trademarks, service marks, trade dress, distinguishing guises, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (iii) copyrights, proprietary designs, Computer Software (as defined below), mask works, databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets, know-how and show-how, and (v) all similar rights, however denominated, throughout the world. For purposes of this Agreement, "Computer Software" means computer software and includes all source code, object code, executable or binary code.

            (h) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (i) the Company and its Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made against the Company or any Subsidiary.

      SECTION 3.15 Taxes. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and except as set forth in
Section 3.15(a) of the Company Disclosure Schedule, (i) the Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete, (ii) the Company and the Subsidiaries have timely paid or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof and (iv) all amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.

            (b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of any Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

            (c) (i) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing and (ii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

            (d) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).

            (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a "reportable transaction" pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

            (f) Neither the Company nor any Subsidiary (i) has, except as set forth in Section 3.15(f) of the Company Disclosure Schedule, been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

            (g) Neither the Company nor any Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.

      SECTION 3.16 Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) to the knowledge of the Company, there is and has been no release of Materials of Environmental Concern that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company's or the Subsidiaries' ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries; and (ii) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Materials of Environmental Concern.

      SECTION 3.17 Specified Contracts. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each Specified Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, (ii) to the knowledge of the Company, each Specified Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, (iii) neither the Company nor any of its Subsidiaries is and, to the Company's knowledge, no counterparty is, in breach or violation of, or in default under, any Specified Contract, (iv) none of the Company or any of the Subsidiaries has received any claim of default under any Specified Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Specified Contract and (v) to the Company's knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

            (b) For purposes of this Agreement, the term "Specified Contract" means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party:

            (i) any limited liability company agreement, joint venture or other similar agreement or arrangement with respect to any material business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly-owned Subsidiary;

            (ii) any Contract or Contracts relating to or evidencing Indebtedness in an amount in excess of $1,000,000, individually or in the aggregate, other than equipment leases entered into in the ordinary course of business that do not exceed $5,000,000 in the aggregate;

            (iii) any Contract filed or required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a) of the Company Disclosure Schedule;

            (iv) any material Contract that purports to limit the right of the Company or the Subsidiaries or any Affiliate of the Company (A) to engage or compete in any line of business or (B) to compete with any Person or operate in any location;

            (v) any Contract that (A) contains most favored customer pricing provisions with any third party (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in the case of each of (A) and (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

            (vi) any Contract entered into after January 1, 2002, or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $5,000,000 individually, or $10,000,000 in the aggregate;

            (vii) any Contract of the type specified in Section 5.01(n) or between or among the Company or a Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $60,000;

            (viii) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations;

            (ix) any Contract that, individually or in the aggregate, would, or would reasonably be expected to, prevent, materially delay or materially impede the Company's ability to consummate the transactions contemplated by this Agreement;

            (x) any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person;

            (xi) any Contract with any customer of the Company or any Subsidiary providing for annual payments to the Company and its Subsidiaries in excess of $1,000,000 during the Company's 2004 fiscal year or the Company's 2005 fiscal year;

            (xii) any Contract with any supplier of the Company or any Subsidiary providing for annual payments from the Company and its Subsidiaries in excess of $250,000 during the Company's 2004 fiscal year or the Company's 2005 fiscal year;

            (xiii) any annual software maintenance contract or agreement (an "Annual Maintenance Agreement") providing for payments to the Company and its Subsidiaries of $250,000 or more during the Company's 2004 fiscal year or the Company's 2005 fiscal year;

            (xiv) any Contract providing for payments to the Company and its Subsidiaries of $250,000 or more during the Company's 2004 fiscal year or the Company's 2005 fiscal year in which the Company or any Subsidiary performs any processing services for a third party, including, but not limited to, receipt and reconciliation of third-party data and/or reporting reconciliation of data to a third party;

            (xv) any Lease; and

            (xvi) any Third Party Licenses related to the Company's or any Subsidiary's use of third party Computer Software that, if the Company or any of its Subsidiaries did not have the right to make, use, offer for sale, sell, import, license, transfer, sublicense or otherwise exploit, would have, or would reasonably be expected to have, a Company Material Adverse Effect.

      A true and complete list of the Specified Contracts referred to in subsections (i) through (xvi) above is set forth in Section 3.17(b) of the Company Disclosure Schedule, except for Specified Contracts filed prior to the date hereof as exhibits to SEC Reports. The Company has made available to Parent true and correct copies of each Specified Contract. Neither the Company nor any Subsidiary has been notified in writing by any party to any Annual Maintenance Agreement that such party intends to terminate any Annual Maintenance Agreement or fail to renew any Annual Maintenance Agreement at the end of its current term, and the Company does not otherwise have any reason to believe that any such party intends to so terminate or fail to renew any such Annual Maintenance Agreement, other than in respect of Annual Maintenance Agreements that, in the aggregate, represent less than 10% of the expected aggregate revenues of the Company and its Subsidiaries derived from Annual Maintenance Agreements during the Company's 2005 fiscal year.

      SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary. With respect to each such insurance policy, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect;
(ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company's knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

      SECTION 3.19 Board Approval; Vote Required. (a) The Company Board and the Independent Committee of the Board of Directors (the "Independent Committee"), by resolutions duly adopted at a meeting duly called and held, which resolutions, subject to Section 6.04, have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote of those directors present (who constituted 100% of the directors then in office, other than the Principal Stockholder) duly (i) determined that this Agreement, the Voting Agreement, the Contribution Agreement and the Merger and the Other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement, the Contribution Agreement, the Merger and the Other Transactions and declared their advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting. Assuming the accuracy of Parent's representations and warranties in Section 4.10, the approval of this Agreement, the Voting Agreement and the Contribution Agreement by the Company Board and the Independent Committee constitutes approval of this Agreement, the Voting Agreement, the Contribution Agreement and the Merger for purposes of
Section 203 of the DGCL ("Section 203") and represents the only action necessary to ensure that the restrictions of Section 203 do not apply to the execution and delivery of this Agreement, the Voting Agreement or the Contribution Agreement or the consummation of the Merger and the Other Transactions. No "fair price,"

"moratorium," "control share acquisition," or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203) applicable to the Company is applicable to the transactions contemplated by this Agreement.

            (b) Assuming the accuracy of Parent's representations and warranties in Section 4.10, the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the "Stockholder Approval").

      SECTION 3.20 Opinions of Financial Advisors. The Company has received the opinion of SunTrust Capital Markets, Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the Principal Stockholder) is fair, from a financial point of view, to such holders. An executed copy of such opinion has been delivered to Parent and Merger Co.

      SECTION 3.21 Brokers. No broker, finder or investment banker (other than America's Growth Capital LLC and SunTrust Capital Markets, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all agreements under which any fees or expenses are or may be payable to SunTrust Capital Markets, Inc. and America's Growth Capital LLC.


                                   ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO

      Each of Parent and Merger Co, jointly and severally, hereby represents and warrants to the Company that:

      SECTION 4.01 Corporate Organization. Each of Parent and Merger Co is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Co from performing its obligations under this Agreement.

      SECTION 4.02 Certificate of Incorporation and Bylaws. Each of Parent and Merger Co has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect.

      SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Co has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Parent or Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Co, enforceable against each of Parent and Merger Co in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity.

      SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, (i) conflict with or violate the respective Certificates of Incorporation or Bylaws of Parent or Merger Co, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Co or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either Parent or Merger Co pursuant to any Contract to which either Parent or Merger Co is a party or by which either Parent or Merger Co or any of their respective properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Co from performing their material obligations under this Agreement.

            (b) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the notification requirements of the ICA,
(iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, and
(v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Co from performing its material obligations under this Agreement.

      SECTION 4.05 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent and Merger Co, threatened, against either Parent or Merger Co or any of their Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Co nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent and Merger Co, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.

      SECTION 4.06 Operations of Merger Co. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      SECTION 4.07 Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. to provide equity financing in an aggregate amount set forth therein (the "Equity Funding Letter") and (b) an executed commitment letter (the "Commitment Letter") from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the "Debt Financing," and together with the financing referred to in clause (a) being collectively referred to as the "Financing"). None of the Equity Funding Letter or Commitment Letter has been amended or modified except as permitted by this Agreement, and the respective commitments contained in the Equity Funding Letter and, to the knowledge of Parent as of the date of this Agreement, the Commitment Letter, have not been withdrawn or rescinded in any respect. The Equity Funding Letter and, to the knowledge of Parent as of the date of this Agreement, the Commitment Letter, are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letter or the Commitment Letter. The aggregate proceeds contemplated by the Equity Funding Letter and the Commitment Letter will be sufficient for Merger Co to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Commitment Letter and to pay all related fees and expenses.

      SECTION 4.08 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee (the "Guarantee") of Carlyle Partners IV, L.P. (the "Guarantor").

      SECTION 4.09 Brokers. The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker (other than Wachovia Capital Markets, LLC and TC Group, L.L.C.) in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Parent or Merger Co.

      SECTION 4.10 Ownership of Company Common Stock. Neither Parent nor any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," and at all times since July

1, 2002, neither Parent nor any of Parent's Affiliates directly or indirectly has "owned," beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as those terms are defined in Section 203.


                                   ARTICLE V.
                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section
5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to keep available the services of its present officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

            (a) amend or otherwise change the Certificate of Incorporation or Bylaws of the Company;

            (b) issue, deliver, sell, transfer, dispose of, pledge or encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than (i) the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options and Company Warrants outstanding on the date hereof and set forth in Section 3.03(a)(i) of the Company Disclosure Schedule, (ii) the issuance of shares of Company Common Stock upon exercise of rights to purchase shares of Company Common Stock outstanding under the ESPP as of the date hereof and set forth in Section 3.03(a)(i) of the Disclosure Schedule or (iii) the issuance of shares of Company Common Stock or options therefor to newly hired or promoted employees of the Company or any Subsidiary (other than executive officers of the Company) pursuant to the Company Stock Plans in the ordinary course of business consistent with past practice; provided, that such options have a per share exercise price equal to or greater than the Merger Consideration;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other wholly owned Subsidiary;

            (d) other than in the case of wholly-owned Subsidiaries and other than cashless exercises of Company Stock Options in accordance with their terms, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company or any Subsidiary;

            (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization or any division or business unit thereof; provided that, the Company may consummate the acquisition transactions described in Section 5.01(e) of the Company Disclosure Schedule on the terms described therein; provided that, the Company shall provide to Parent, immediately upon the signing of the definitive documentation in respect of any such acquisition, all financial information that the Company would be required to file with the SEC on Form 8-K following the consummation of such acquisition transaction as a result of the consummation of such acquisition transaction;
(ii) incur, guarantee or modify any Indebtedness, other than the incurrence of Indebtedness under the Company's $75,000,000 senior unsecured revolving credit facility, dated as of April 13, 2005, as amended, among the Company, Fleet National Bank, and the other lenders and agents named therein, in the ordinary course of business; (iii) except to the extent the amount is reflected in the 2005 operating budget of the Company provided to Parent and Merger Co prior to the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000; (iv) enter into any new line of business; (v) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, Persons other than wholly owned Subsidiaries or (vi) other than in the ordinary course of business and consistent with past practice, sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any of its material assets;

            (f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

            (g) (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to its current or former directors, officers or employees, except for increases required under employment agreements existing on the date hereof and disclosed to Parent; (ii) enter into any employment, change of control or severance agreement with, or establish, adopt, enter into or amend any Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee; (iii) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan; (iv) grant any new awards under any Plan or (v) take any action to fund the payment of compensation or benefits under any Plan except, in the case of clauses (i), (ii) and (v), in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof or to comply with applicable law;

            (h) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

            (i) make any change to its methods of accounting in effect as of June 30, 2005, except (i) as required by changes in GAAP or (ii) as may be required by a change in applicable Law;

            (j) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

            (k) waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business and consistent with past practice;

            (l) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business in any respect material to the business of the Company and the Subsidiaries, taken as a whole;

            (m) other than in the ordinary course of business and on terms not materially adverse to the Company and the Subsidiaries taken as a whole, enter into, amend, modify, cancel or consent to the termination of any Specified Contract or any Contract that would be a Specified Contract if in effect on the date of this Agreement;

            (n) enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company's Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

            (o) (i) assign, transfer, license or sublicense, mortgage or encumber any material Intellectual Property, except for non-exclusive licenses or non-exclusive sublicenses of Owned Intellectual Property in the ordinary course of business, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the material Owned Intellectual Property;

            (p) (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or
7.02 or the consummation of the Merger, or (ii) take any action that would have or would reasonably be expected to have a Company Material Adverse Effect; or

            (q) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.


                                   ARTICLE VI.
                              ADDITIONAL AGREEMENTS

      SECTION 6.01 Proxy Statement; Other Filings. (a) As promptly as practicable following the date of this Agreement (but in any event within 20 business days thereafter unless the parties shall otherwise agree), (a) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and
(b) each of the Company, Parent and Merger Co shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents (including the Schedule 13E-3) that are required to be filed by such party in connection with the transactions contemplated hereby (the "Other Filings"). Each of the Company, Parent and Merger Co shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, Parent and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after the date of this Agreement and, in any event, within five (5) business days after the SEC clears the Proxy Statement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Co or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement or in the Other Filings to be made by the Company will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. Parent and Merger Co hereby covenant and agree that none of the information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by either Parent or Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

      SECTION 6.02 Company Stockholders' Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting"), as promptly as practicable after the date of this Agreement, and in any event shall hold the Company Stockholders' Meeting within 25 business days after the Proxy Statement is mailed to its stockholders, for the purpose of voting upon the adoption of this Agreement. Subject to a determination by the Company Board or the Independent Committee in good faith, following consultation with its outside legal counsel, that such action or actions would constitute a breach of their fiduciary obligations under applicable Law, (i) the Company Board shall recommend to holders of the Shares that they adopt this Agreement and the Company shall include such recommendation in the Proxy Statement and (ii) the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the Stockholder Approval. The Company's obligations pursuant to the first sentence of this
Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Change in Board Recommendation by the Company Board or the Independent Committee.

      SECTION 6.03 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or as would violate any attorney-client privilege (it being understood that the parties shall make appropriate substitute disclosure arrangements to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, "Representatives") of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, (ii) furnish to Parent within 20 days of the end of each month following the date hereof, an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of operations, cash flows and stockholders' equity; and (iii) furnish promptly to Parent such other information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.

            (b) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the Amended and Restated Mutual Non-Disclosure Agreement, dated July 15, 2005 (the "Confidentiality Agreement"), between Carlyle Investment Management, L.L.C. and the Company.

      SECTION 6.04 Acquisition Proposals. (a) The Company shall, and the Company shall cause its Subsidiaries and the officers, directors, employees, representatives and agents of the Company and its Subsidiaries to (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to such parties or their representatives, (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into prior to the date hereof or any confidentiality agreement entered into by the Company or any of its Subsidiaries between the date hereof and the Effective Time and (iii) enforce the provisions of any such agreements. Subject to Section 6.04(b), the Company shall not, nor shall the Company permit any of its Subsidiaries or the officers, directors, employees, representatives or agents of the Company or its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal or (iii) take any action to exempt any Person from the restrictions on business combinations contained in Section 203 or otherwise cause such restrictions not to apply (or resolve or authorize or propose to agree to do any of the foregoing actions).

            (b) Notwithstanding Section 6.04(a), if, prior to obtaining the Stockholder Approval following a bona fide written Acquisition Proposal by any Person, which Acquisition Proposal was made after the date hereof and did not result from a breach of this Section 6.04, the

Company Board or the Independent Committee determines in good faith, (i) after consultation with its financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and
(ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would constitute a breach of its fiduciary obligations under applicable Law, the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 6.04, and after giving notice to Parent (x) furnish information with respect to the Company to the Person who has made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Acquisition Proposal. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within one business day of receipt thereof), specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry and the Company shall provide to Parent (within such timeframe), a copy of all written materials provided to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal or inquiry. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall notify Parent (within one business day) orally and in writing of any material modifications to the financial or other material terms of such Acquisition Proposal or inquiry and shall provide to Parent, within such timeframe, a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any Person or group (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

            (c) Except as set forth in Sections 6.04(d) and (e), neither the Company Board nor the Independent Committee shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or the Independent Committee of the Merger, this Agreement, the Voting Agreement, the Contribution Agreement or the Other Transactions; (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board or any committee thereof, including the Independent Committee, a "Change in Board Recommendation"); (iii) approve or recommend or allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any Other Transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal.

            (d) Notwithstanding Section 6.04(c), the Company Board or the Independent Committee may, prior to obtaining the Stockholder Approval only in response to a Superior Proposal received by the Company Board or the Independent Committee after the date of this Agreement, terminate this Agreement to enter into an agreement with respect to such Superior Proposal, but only if:

            (A) such Superior Proposal did not result from a breach by the Company of this Section 6.04;

            (B) the Company Board or the Independent Committee shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and any other material terms and conditions thereof;

            (C) Parent does not make, within two business days after the receipt of such notice (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Parent and a new two day business period), a binding, written and complete (including any schedules or exhibits) proposal that the Company Board or the Independent Committee determines in good faith, after consultation with its financial advisor, causes the Acquisition Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal and which, by its terms, may be accepted at any time within such two business day period (or such subsequent two business day period, as the case may be); and

            (D) in the event of any termination of this Agreement by the Company pursuant to this paragraph, the Company pays the Company Termination Fee under Section 8.03(b) concurrently with and as a condition of such termination.

The Company agrees that, during the period of two business days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal (and any subsequent two business day period pursuant to the parenthetical in clause (C) above), the Company Board or the Independent Committee shall consider in good faith any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

            (e) Notwithstanding Section 6.04(c), at any time prior to obtaining the Stockholder Approval, if the Company Board or the Independent Committee has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Company Board or the Independent Committee to make a Change in Board Recommendation would constitute a breach of its fiduciary obligations under applicable Law, then the Company Board or the Independent Committee may make a Change in Board Recommendation.

            (f) Nothing contained in this Section 6.04 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Company Board or the Independent Committee, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or is otherwise required under applicable Law; provided, however, that the Company Board may not
(i) make a Change in Board Recommendation or (ii) take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, without first complying with Section 6.04 (c), (d) and (e).

            (g) For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 6.04 that (1) relates to an acquisition by a Person or group acting in concert of either of (A) more than 50% of the outstanding Shares pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets of the Company and the Subsidiaries, taken as a whole, (2) is on terms that the Company Board or the Independent Committee determines in its good faith judgment (after consultation with its financial advisor) are more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to by Parent or Merger Co in response thereto) and (3) which the Company Board or the Independent Committee determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) is reasonably capable of being consummated, taking into account all financing contingencies in connection with such Acquisition Proposal.

      SECTION 6.05 Directors' and Officers' Indemnification and Insurance(a) .
(a) For a period of six years after the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of the Company (or the relevant Subsidiary) as in effect on the date hereof. Parent shall and shall cause the Surviving Corporation to indemnify and advance expenses to, each present and former director or officer of the Company and each Subsidiary (collectively, the "Indemnified Parties"), in and to the extent of their capacities as such and not as stockholders of the Company or any Subsidiary, in respect of actions, omissions or events through the Effective Time to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.05 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith).

            (b) The Surviving Corporation shall either (i) cause to be obtained a "tail" insurance policy with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred prior to the Effective Time or
(ii) maintain the existing officers' and directors' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof; provided, however, that if the existing officers' and directors' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 200% of the current premium paid by the Company for such insurance, the Company will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 200% (on an annualized basis) of such current premium.

            (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this
Section 6.05.

      SECTION 6.06 Employee Benefits Matters. (a) Parent hereby agrees that, for a period of one year after the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide each employee of the Company and the Subsidiaries as of the Effective Time (each, an "Employee"), with salary, employee benefits and incentive compensation opportunities (other than equity-based compensation) that are substantially comparable in the aggregate than those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to comply with the terms of (including, without limitation, terms which provide for amendment or termination) all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.

            (b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

            (c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation ("Purchaser Welfare Benefit Plans") in which an active Employee may become eligible to participate in the one-year period following the Effective Time, Parent shall (i) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each active Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan and (ii) use reasonable best efforts to cause any eligible expenses incurred by any Employee and his or her covered dependents under comparable Plans during the plan year in which such individuals move to a comparable Purchaser Welfare Benefit Plan to be taken into account under the Purchaser Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her dependents as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans.

            (d) On and after the date hereof, no future offering periods will be commenced under the Company's ESPP. All offering periods in progress immediately prior to the Effective Time shall cease and the Company shall terminate the ESPP immediately prior to the Effective Time. With respect to Persons participating in the ESPP, on the earlier of the date on which (i) the offering periods cease and (ii) the ESPP terminates (and, in either case, who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP's terms, it being understood that such purchases of Common Stock shall occur no later than immediately prior to the Effective Time. With respect to matters described in this Section 6.06(d), any material notices or other communication materials to Parent's employees shall be subject to prior review and approval of Parent.

            (e) For the avoidance of doubt, it is expressly agreed that the provisions of Section 9.06 shall apply to this Section 6.06.

      SECTION 6.07 Notification of Certain Matters. Subject to applicable Laws and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Between the date hereof and the Effective Time, (i) the Company shall promptly notify Parent in writing of any breach of any representation, warranty or covenant of the Company contained herein, (ii) Parent will promptly notify the Company in writing of any breach of any representation, warranty or covenant of Parent or Merger Co contained herein and (iii) the Company will notify Parent in writing and Parent will notify the Company in writing of any communication received (A) from any Person alleging a consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (B) from any Governmental Authority in connection with the transactions contemplated by this Agreement.

      SECTION 6.08 Financing. (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter (provided that Parent may replace or amend the Commitment Letter so long as the terms would not adversely affect or delay the ability of Parent or Merger Co to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent set forth in the Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter or on other terms acceptable to Parent; and (iii) enforce its rights under the Commitment Letter. Parent will furnish correct and complete copies of all such definitive agreements (excluding any fee letters which, by their terms, are confidential) to the Company promptly upon their execution. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions no less favorable to Parent than the terms and conditions as set forth in the Commitment Letter) in an amount sufficient to consummate the transactions contemplated by this Agreement.

            (b) Parent shall keep the Company informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such financings. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or
(iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Commitment Letter on substantially the terms described therein. Parent shall not, without the prior written consent of the Company, enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent Parent's obtaining of the financing contemplated by the Commitment Letter. Parent shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

            (c) If the Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment Letter as originally issued and on terms and conditions no less favorable to Parent or Merger Co than those included in the Commitment Letter.

            (d) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, such cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing (including, without limitation, the issuance of senior notes and/or senior subordinated notes contemplated by the Commitment Letter) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of secured or unsecured senior or senior subordinated notes, (iv) assisting Parent and its financing sources in the preparation of (A) offering documents for any of the Debt Financing and (B) materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing, (vi) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vii) facilitating the pledging of collateral, and (viii) using reasonable best efforts to obtain accountants' comfort letters, surveys and title insurance as reasonably requested by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation.

      SECTION 6.09 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Without limiting the foregoing, (a) each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Authority) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Merger Co shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person required to be obtained or made by Parent, Merger Co, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

      SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the NASDAQ National Market in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

      SECTION 6.11 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least ten business days prior to the Closing.

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

      SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following conditions:

            (a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation.

            (b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated by the Contribution Agreement and the Equity Funding Letter under applicable United States antitrust Laws, including the HSR Act and applicable foreign antitrust or competition Laws, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

            (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

            (d) Governmental Consents. Any other approval of any Governmental Authority or waiting periods under any applicable law or regulation of any Governmental Authority shall have been obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a material violation of Law or subject any party to any material fine or other material adverse consequences.

      SECTION 7.02 Conditions to the Obligations of Parent and Merger Co. The obligations of Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

            (a) Representations and Warranties.

            (i) The representations and warranties set forth in Section 3.03 and
      Section 3.04 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

            (ii) The other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (disregarding any Company Material Adverse Effect, materially or similar qualifiers) as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.02(a)(ii) shall be deemed to have been satisfied even if the representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

            (c) Officer's Certificate. The Company shall have delivered to each of Parent and Merger Co a certificate, dated the date of the Closing, signed by an officer on behalf of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

            (d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

            (e) Debt Financing. The Company, Parent or Merger Co shall have received the proceeds of the Debt Financing on the terms set forth in the Commitment Letter or the proceeds of alternate debt financing on the terms and conditions set forth in the alternate commitment letters described in Section 6.08(c) in the same amount and on terms and conditions no less favorable to Parent and Merger Co than those included in the Commitment Letter.

            (f) Dissenting Shares. The holders of not more than ten percent (10%) of the Shares outstanding immediately prior to the Effective Time that are entitled to appraisal of their Shares under Section 262 shall have properly demanded, and not withdrawn, demands for the appraisal of Shares that are eligible for appraisal under Section 262.

            (g) FIRPTA Affidavit. Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company's name, address and taxpayer identification number.

            (h) Third Party Consents. The third party consents listed on Section 7.02(h) of the Company Disclosure Schedule shall have been obtained and Parent shall have been provided with written evidence of such consents in a form reasonably acceptable to Parent.

      SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Co set forth in this Agreement shall be true and correct (disregarding any materiality or similar qualifiers therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this 7.03(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Co are not so true and correct, unless the failure of such representations and warranties of Parent and Merger Co to be so true and correct, individually or in the aggregate, would prevent the consummation of the Merger or prevent Parent or Merger Co from performing its obligations under this Agreement.

            (b) Agreements and Covenants. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

            (c) Officer's Certificate. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer on behalf of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).


                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties or, in the case of the Company, the Independent Committee, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders' Meeting (other than termination by the Company pursuant to Section 8.01(h), which such termination may only be effected prior to obtaining the Stockholder Approval), as follows (the date of any such termination, the "Termination Date"):

            (a) by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company if the Effective Time shall not have occurred on or before January 31, 2006 (the "Expiration Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

            (d) by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to the Company;

            (e) by the Company if (i) any of the representations and warranties of either Parent or Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of either Parent or Merger Co of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to Parent or Merger Co, as applicable;

            (f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders' Meeting;

            (g) by Parent if the Company Board or the Independent Committee shall have (i) effected a Change of Board Recommendation, (ii) taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal, or (iii) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger; or

            (h) by the Company pursuant to and in accordance with the terms of
Section 6.04(d).

      SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Sections 6.03(b), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

      SECTION 8.03 Fees and Expenses. (a) Except as otherwise set forth in this
Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf (or, with respect to Parent and Merger Co, incurred by their stockholders or on their behalf) in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement, the Contribution Agreement, the Commitment Letter and the other transactions contemplated hereby or thereby (including the Debt Financing), the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, Financing and all other matters related to the closing of the Merger.

            (b) The Company agrees that if this Agreement shall be terminated:

            (i) by Parent or the Company pursuant to Section 8.01(b) or (f), or by Parent pursuant to Section 8.01(d), if (A) at or prior to the Termination Date, a Person or group shall have made an Acquisition Proposal to the Company or the stockholders of the Company or an Acquisition Proposal shall have otherwise become publicly announced and
      (B) no later than 12 months after the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described in clause (A)) is consummated, then the Company will pay to Parent, on the date of the definitive agreement in respect of such Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Acquisition Proposal, as may be applicable, the Company Termination Fee in immediately available funds, as directed by Parent in writing, provided, that for the purpose of this Section 8.03(b), all references to "20%" in the definition of Acquisition Proposal shall be changed to "50%"; or

            (ii) by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(h), then the Company shall pay to Parent, on the Termination Date, the Company Termination Fee, in immediately available funds, as directed by Parent in writing.

            (c) For purposes of this Agreement, "Company Termination Fee" means an amount equal to $30,000,000.

            (d) Parent agrees that, if the Company shall terminate this Agreement pursuant to Section 8.01(e) and, at the time of such termination, the Company is not in material breach of any representation, warranty, covenant or agreement contained herein and no representation or warranty of the Company contained herein shall have become untrue such that the conditions set forth in
Section 7.02(a) would not be satisfied, Parent shall pay to the Company a fee of $30,000,000 (the "Parent Termination Fee") in immediately available funds no later than two business days after such termination by the Company.

            (e) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee when due, the Company or Parent, as appropriate, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Parent Termination Fee pursuant to this Section 8.03 shall be the exclusive remedy of the Company against Parent, Merger Co, the Guarantor or any their respective stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by Parent or Merger Co or the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 8.03, none of Merger Co, the Guarantor or Parent, or any of their respective stockholders, partners, members, affiliates, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent also shall be obligated with respect to the second sentence of this Section 8.03(e)).

      SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      SECTION 8.05 Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX.
                               GENERAL PROVISIONS

      SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section
9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

            if to Parent or Merger Co:

            Sunshine Acquisition Corp.
             c/o The Carlyle Group
            101 South Tryon Street, 25th Floor
            Charlotte, NC 28280
            Attention:  Claudius E. Watts IV
            Facsimile: (704) 632-0299

            with a copy to:

            Latham & Watkins LLP
            555 Eleventh Street, N.W.
            Tenth Floor
            Washington, DC 20004
            Attention:  Daniel T. Lennon
            Facsimile: (202) 637-2201

            if to the Company:

            SS&C Technologies, Inc.
            80 Lamberton Road
            Windsor, CT 06095
            Attention:  Stephen V.R. Whitman
            Facsimile: (860) 298-4969

            with a copy to:

            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, MA  02109
            Attention:  John A. Burgess
            Facsimile: (617) 526-5000

            and a copy to:

            Morris, Nichols, Arsht & Tunnell
            1201 North Market Street
            P.O. Box 2037
            Wilmington, DE  19899
            Attention: Frederick H. Alexander
            Facsimile: (302) 658-3989

      SECTION 9.03 Certain Definitions. (a) For purposes of this Agreement:

      "Affiliate" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

      "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

      "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

      "Company Material Adverse Effect" means any event, circumstance, development, change or effect that is, individually or in the aggregate with all other events, circumstances, developments, changes and effects, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting primarily from any of the following shall constitute, a Company Material Adverse Effect: (i) the announcement of the execution of this Agreement, or the pendency of consummation of the Merger, (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, (iv) any failure by the Company to meet any published or internally prepared estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition), and (v) a decline in the price of the Company Common Stock on the NASDAQ National Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition).

      "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

      "Environmental Laws" means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

      "Indebtedness" means (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of its Subsidiaries under capitalized leases, (iv) obligations of the Company or any of its Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of its Subsidiaries with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (vi) all obligations of any of the Company or any of its Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of its Subsidiaries.

      "knowledge of the Company" or "Company's knowledge" means the actual knowledge of any executive officer of the Company.

      "Liens" means any pledges, claims, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction (whether on voting, sale, transfer, disposition or otherwise) and security interests of any kind or nature whatsoever.

      "Materials of Environmental Concern" means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws; petroleum, asbestos, lead, polychlorinated biphenyls, radon, or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.

      "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, Person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Merger Co or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

      "Tax" or "Taxes" means any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority.

      "Tax Returns" means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

            (b) The following terms have the meaning set forth in the Sections set forth below:

       Defined Term                                     Location of Definition
       ------------                                     ----------------------
       Acquisition Proposal                                     ss. 6.04
       Action                                                   ss. 3.10
       Affiliate                                                ss. 9.03
       Agreement                                                Preamble

       Defined Term                                     Location of Definition
       ------------                                     ----------------------
       Annual Maintenance Agreement                             ss. 3.17
       beneficial owner                                         ss. 9.03
       business day                                             ss. 9.03
       Capitalization Date                                      ss. 3.03
       Certificate of Merger                                    ss. 1.03
       Certificates                                             ss. 2.02
       Change in Board Recommendation                           ss. 6.04
       Closing                                                  ss. 1.02
       Closing Date                                             ss. 1.02
       Code                                                     ss. 3.11
       Commitment Letter                                        ss. 4.07
       Company                                                  Preamble
       Company Board                                            Recitals
       Company Common Stock                                     ss. 2.01
       Company Disclosure Schedule                              ss. 2.04
       Company Material Adverse Effect                          ss. 9.03
       Company Permits                                          ss. 3.06
       Company Preferred Stock                                  ss. 3.03
       Company Stock Option Plans                               ss. 2.04
       Company Stock Options                                    ss. 2.04
       Company Stock Plans                                      ss. 3.03
       Company Stockholders' Meeting                            ss. 6.02
       Company Warrants                                         ss. 2.04
       Company's knowledge                                      ss. 9.03
       Computer Software                                        ss. 3.14
       Confidentiality Agreement                                ss. 6.03
       Contract                                                 ss. 3.05
       Contribution Agreement                                   Recitals
       Control                                                  ss. 9.03
       Debt Financing                                           ss. 4.07
       DGCL                                                     ss. 1.01
       Dissenting Shares                                        ss. 2.05
       Effective Time                                           ss. 1.03
       Employee                                                 ss. 6.06
       Environmental Laws                                       ss. 9.03
       Equity Funding Letter                                    ss. 4.07
       ERISA                                                    ss. 3.11
       ERISA Affiliate                                          ss. 3.11
       ESPP                                                     ss. 3.03
       Exchange Act                                             ss. 3.05
       Exchange Fund                                            ss. 2.02
       Expenses                                                 ss. 8.03
       Expiration Date                                          ss. 8.01
       Financing                                                ss. 4.07
       Foreign Benefit Plan                                     ss. 3.11

       Defined Term                                     Location of Definition
       ------------                                     ----------------------
       GAAP                                                     ss. 3.07
       Governmental Authority                                   ss. 3.05
       Guarantee                                                ss. 4.08
       Guarantor                                                ss. 4.08
       HSR Act                                                  ss. 3.05
       ICA                                                      ss. 3.05
       Indebtedness                                             ss. 9.03
       Indemnified Parties                                      ss. 6.05
       Independent Committee                                    ss. 3.19
       Infringe                                                 ss. 3.14
       Intellectual Property                                    ss. 3.14
       Investments                                              ss. 3.03
       IRS                                                      ss. 3.11
       knowledge of the Company                                 ss. 9.03
       Law                                                      ss. 3.05
       Leased Properties                                        ss. 3.13
       Leases                                                   ss. 3.13
       Liens                                                    ss. 9.03
       Material Subsidiary                                      ss. 3.01
       Materials of Environmental Concern                       ss. 9.03
       Merger                                                   Recitals
       Merger Co                                                Preamble
       Merger Consideration                                     ss. 2.01
       Multiemployer Plan                                       ss. 3.11
       Multiple Employer Plan                                   ss. 3.11
       Other Transactions                                       ss. 3.04
       Other Filings                                            ss. 6.01
       Owned Intellectual Property                              ss. 3.14
       Owned Software                                           ss. 3.14
       Parent                                                   Preamble
       Parent Termination Fee                                   ss. 8.03
       Paying Agent                                             ss. 2.02
       Person                                                   ss. 9.03
       Permitted Liens                                          ss. 3.13
       Plans                                                    ss. 3.11
       Principal Stockholder                                    Recitals
       Proxy Statement                                          ss. 3.05
       Purchaser Welfare Benefit Plans                          ss. 6.06
       Representatives                                          ss. 6.03
       Sarbanes-Oxley Act                                       ss. 3.06
       Schedule 13E-3                                           ss. 3.05
       Scheduled Intellectual Property                          ss. 3.14
       SEC                                                      ss. 3.05
       SEC Reports                                              ss. 3.07
       Section 203                                              ss. 3.19

       Defined Term                                     Location of Definition
       ------------                                     ----------------------
       Section 262                                              ss. 2.02
       Securities Act                                           ss. 3.07
       Shares                                                   ss. 2.01
       Specified Contract                                       ss. 3.17
       Stockholder Approval                                     ss. 3.19
       subsidiary                                               ss. 9.03
       Subsidiary                                               ss. 3.01
       Superior Proposal                                        ss. 6.04
       Surviving Corporation                                    ss. 1.01
       Tax or Taxes                                             ss. 9.03
       Tax Returns                                              ss. 9.03
       Termination Date                                         ss. 8.01
       Third Party Licenses                                     ss. 3.14
       Voting Agreement                                         Recitals

            (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

      SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.05 Entire Agreement; Assignment. This Agreement, the Guarantee, the Voting Agreement, the Contribution Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Co may assign all or any of their rights and obligations hereunder to an Affiliate, to a lender or financial institution as collateral for indebtedness or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its Subsidiaries provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

      SECTION 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

      SECTION 9.08 Specific Performance; Submission to Jurisdiction. (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Co for such losses or damages shall be limited to $30,000,000, (ii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligations of the Guarantor under the Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Co or the Guarantor or any their respective stockholders, partners, members, affiliates, directors, officers or agents in connection therewith. (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity, subject to the limitations in paragraph (a) of this Section 9.08. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

      SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.9.

      SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Parent, Merger Co and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    SUNSHINE ACQUISITION CORPORATION

                                    By    /s/ Claudius E. Watts IV
                                        --------------------------------
                                        Name:  Claudius E. Watts IV
                                        Title: President

                                    SUNSHINE MERGER CORPORATION

                                    By    /s/ Claudius E. Watts IV
                                        --------------------------------
                                        Name:  Claudius E. Watts IV
                                        Title: President

                                    SS&C TECHNOLOGIES, INC.

                                    By    /s/ Patrick J.Pedonti
                                        --------------------------------
                                        Name:  Patrick J.Pedonti
                                        Title: Senior Vice President
                                               and Chief Financial Officer